Exhibit 99.1

ABIOMED ANNOUNCES FINAL PROTECT II STUDY RESULTS FOR HIGH-RISK PCI PATIENT

POPULATION AT AMERICAN COLLEGE OF CARDIOLOGY 2011 SCIENTIFIC SESSION

-	Impella Demonstrates Significant Reduction of 21% in Major Adverse Events Over Intra-Aortic Balloon Pump (IABP) at 90 Days (p=0.029) for Entire Per-Protocol Study Population

DANVERS, Mass. — April 3, 2011 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced the final results from the PROTECT II study, presented by William O’Neill, M.D., Dean of University of Miami and Principal Investigator of PROTECT II, at the American College of Cardiology’s (ACC) 60th Annual Scientific Session and i2 Summit 2011 in New Orleans. The results included data from the entire study population and demonstrated a significant positive overall outcome for per-protocol patients treated with Impella® 2.5 at 90 days (p=0.029).

The PROTECT II study was a prospective, multicenter, randomized trial, designed to measure a composite of major adverse events at 30 days, with 90 day follow-up in high-risk percutaneous coronary intervention (PCI) patients requiring hemodynamic support, comparing the Impella 2.5 to the intra-aortic balloon pump (IABP).

Summary and Conclusion of PROTECT II (Per-Protocol):

1.	Positive overall outcome for the Impella arm over the IABP arm in the entire study cohort at 90 days, resulting in a 21% reduction in major adverse events over the IABP (p=0.029);

2.	In the pre-specified high-risk PCI without atherectomy subgroup (88% of study), Impella provided a significant benefit over the IABP at 30 days (p=0.009) and at 90 days (p=0.003) with a 29% reduction of major adverse events;

3.	In the pre-specified atherectomy group (12% of study), there was no overall statistical difference (p=0.316) in major adverse events at 90 days. In this subgroup, the Impella arm demonstrated a significant increase in peri-procedural CK-MB release (p=0.030) and decreased repeat revascularization at 90 days (p=0.006);

4.	Impella significantly reduced out-of-hospital major adverse events overall by 56% (p=0.002) over the IABP arm. Per the study conducted by an independent economic health organization (n=227), the Impella reduction of major adverse events translated into overall lower hospital charges per patient, ranging from $12,000 (all patients) to $17,000 (survivors only) at 90 days¹. More economic analysis data will be presented in future healthcare forums highlighting reduced repeat revascularization, lower charges per readmission and reduced critical care length of stay;

5.	The PROTECT II study was prematurely halted in December 2010 per the recommendation of the Data Safety Monitoring Board based on the 50% interim enrollment data with the assumption that it would not meet its primary endpoint at 30 days. The treatment effect of Impella over IABP improved during the course of the trial, suggesting a learning curve. The superior hemodynamic support of Impella appears to have led to significant procedural differences between the two arms. The original study was powered at 80% with the intended final population of 654 patients. The interim report included the 50% mark and final analysis included an additional 19% of patients. The pre-specified “roll-in subject” analysis demonstrated that, without the first patient in both arms, Impella was significantly better at 90 days (n=307; p=0.027).

PROTECT II Study (PP) Results at 30 Days

ALL Patients (n=426 patients)	Impella Major Adverse Event (n=215)	IABP Major Adverse Event (n=211)	p value
All patients (100% of study)	34.9%	42.7%	p=0.100

Patients without atherectomy (88% of study)	29.5%	42.4%	p=0.009

Patients with atherectomy (12% of study)	65.6%	45.0%	p=0.143

**	ITT Results: Overall major adverse events similar, p values are: p=0.312 (all patients), p=0.057 (without atherectomy), p=0.143 (with atherectomy), respectively.

PROTECT II Study (PP) Results at 90 Days

ALL Patients (n=423 patients)	Impella Major Adverse Event (n=213)	IABP Major Adverse Event (n=210)	p value
All patients (100% of study)	40.8%	51.4%	p=0.029

Patients without atherectomy (88% of study)	35.9%	51.1%	p=0.003

Patients with atherectomy (12% of study)	68.8%	55.0%	p=0.316

**	ITT Results: Overall major adverse events similar, p values are: p=0.087 (all patients), p=0.015 (without atherectomy), p=0.316 (with atherectomy), respectively.

“The PROTECT II study is a major advance that will help guide how interventional cardiologists treat the high-risk PCI patient population. At 90 days, there is a very significant advantage to the Impella-treated patients,” said Dr. O’Neill. “As evidenced by this data, this superior level of hemodynamic support in the cath lab allowed for a more complete procedure, leading to a reduction in out-of-hospital major adverse events.”

“Impella’s adoption will be enhanced by these data which demonstrate the clinical and cost-effective advantages of the Impella platform. Abiomed’s goal is to change the standard of care for PCI for all prophylactic and emergency patients requiring hemodynamic support. Abiomed is grateful to all the dedicated healthcare professionals involved in this groundbreaking study,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed.

The PROTECT II is a landmark study because it is a first in many categories such as: the complexity and advanced disease of the patient population receiving PCI requiring hemodynamic support (approximately 60% were turned down for surgery), number of endpoints measured prospectively at 30 and 90 days post hemodynamic supported PCI, first analysis of use of atherectomy in low ejection fraction (EF) PCI patients and the first FDA Premarket Approval (PMA) study measuring IABP major adverse events.

For purposes of this press release, we are reporting a per-protocol (PP) population, and noting the intent to treat (ITT) population. The PP population includes patients that received treatment and met all the pre-specified inclusion and exclusion criteria of the PROTECT II study. The PP population was pre-specified and patients were identified prospectively prior to the statistical analysis. The Impella product is a protocol-driven technology and utilized for patients that meet the criteria of requiring hemodynamic support. For purposes of the ACC presentation and future publications, both groups will be reported.

These data reported have been collected, monitored and analyzed by a third party academic research organization. The major adverse events (MAE) were assessed at 30 and 90 days.

Conference Call Details:

The Company will host an investor conference call to discuss the results on Monday, April 4, 2011, at 8:00 a.m. ET. Michael R. Minogue, Abiomed Chairman, President and Chief Executive Officer, Karim Benali, M.D., Abiomed Chief Medical Officer and William O’Neill, M.D., University of Miami and Principal Investigator of the PROTECT II study, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial 866.804.6920; the international number is 857.350.1666. The access participant code is 62060523. A replay of this conference call will be available beginning at 11:00 a.m. ET on April 4, 2011 through 11:59 p.m. ET on April 18, 2011. The replay phone number is 888.286.8010; the international number is 617.801.6888. The replay access code is 95162601.

Footnotes:

1.	Device costs not included in hospital charges.

References:

1.	The PROTECT II study is a prospective, multi-center, randomized controlled study of the Impella 2.5 versus the intra-aortic balloon pump (IABP) in patients undergoing non emergent high-risk PCI requiring hemodynamic support. The purpose of the PROTECT II study is to determine the safety and effectiveness of the Impella 2.5 as compared to optimal medical management with an IABP, during “high-risk” angioplasty procedures. The study protocol was for low ejection fraction (EF) patients with unprotected left main (EF < 35%) or with triple vessel disease (EF < 30%). The primary endpoint of the study is a composite of the following ten Major Adverse Events at 30 days or discharge: death, myocardial infarction, stroke, repeat revascularization (PCI/CABG), need for any cardiovascular operation, acute renal dysfunction, increase in aortic insufficiency, severe hypotension, CPR or arrhythmia requiring Trt, failure to adequately reopen the vessel. The thesis assumed major adverse event rates of: >20% for Impella and > 30% for IABP.

2.	Coronary atherectomy or commonly referred to as rotablation, is a catheter-based procedure that includes a high-speed rotating metallic burr that abrades calcified (hardened) plaque that is blocking an artery and blood supply to the heart, rotating at speeds of up to 200,000 RPM. Complications listed per FDA labeling include: ventricular perforation, contrast media reaction, stroke, slow flow, no flow, myocardial infarction (Q-wave and non Q-wave), arrhythmia requiring treatment, cardiac tamponade, and death.

3.	All of the adverse events of the study have been independently adjudicated by the third party academic research organization (ARO). However, the database is not locked as of the 2011 American College of Cardiology’s (ACC) 60th Annual Scientific Session.

4.	Statistically Significant p value of p<0.05 means that the likelihood that the phenomena tested occurred by chance alone is less than or equal to 5%.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding the benefits of the Impella 2.5 over an IABP. Future patient outcomes, may differ materially in the future and the Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, physician usage, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and most recently filed Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

For further information please contact:

Aimee Maillett

Public Relations Specialist

978-646-1553

ir@abiomed.com